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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                          DATE OF REPORT: JULY 23, 1998



                               INSILCO CORPORATION
             (Exact Name of Registrant as specified in its charter)




           DELAWARE                                   0-22098                                06-0635844
           --------                                   -------                                ----------
(State or other jurisdiction of                 (Commission File No.)           (IRS Employer Identification
incorporation or organization)                                                  Number)



                              425 METRO PLACE NORTH
                                   FIFTH FLOOR
                               DUBLIN, OHIO 43017
                                 (614) 792-0468

               (Address, including zip code, and telephone number
                       including area code of Registrant's
                          principal executive offices)






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ITEM 5.  OTHER EVENTS.

On July 23, 1998 Insilco Corporation (the "Company") issued its second quarter earnings release. The Company reported net income of $4.4 million, or $1.02 per diluted share, for its second quarter ended June 30, 1998, compared to $11.2 million, or $1.14 per diluted share, for the 1997 second quarter. Sales for the 1998 second quarter were $170.0 million, compared to $169.7 million recorded in the year ago second quarter.

The 1998 second quarter results included expenses of $1.3 million related to the previously announced merger between Insilco and an affiliate of DLJ Merchant Banking. The Company also reported a significant increase in its effective tax rate for the quarter, to 53% versus 38% in the 1997 second quarter, resulting from the fact that certain expenses to be incurred in connection with the pending merger will not be deductible for tax purposes.

For the six months ended June 30, 1998, the Company reported income from continuing operations of $7.2 million, or $1.69 per diluted share, compared to $15.6 million, or $1.58 per diluted share, for the six months ended June 30, 1997. Sales were $287.3 million for the first six months of 1998, compared to $276.2 million recorded in the first six months of 1997.


The Company's press release issued July 23, 1998 is attached as an exhibit and is incorporated herein by reference.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

           Exhibit No.                          Description

              99 (a)        Press release of the Company issued July 23, 1998.






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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              INSILCO CORPORATION
                                     ------------------------------------
                                     Registrant



Date: July 24, 1998             By:    /s/  DAVID A. KAUER
                                    -------------------------------------
                                    David A. Kauer
                                    Vice President and Chief Financial Officer




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                                  EXHIBIT INDEX



     Exhibit No.                             Description


     99 (a)                Press release of the Company issued July 23, 1998.